EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-118059, 333-135242, 333-151195, 333-159712, 333-159713, 333-167180, 333-173769, 333-183071, 333-186827, 333-189383, 333-190177, 333-197407, 333-205827, 333-211379 and 333-218431) and on Form S-3 (Nos. 333-150087, 333-162303, 333-189392, 333-197405, 333-199359, 333-208923, 333-209528, 333-211919, 333-215792 and 333-219783) of NeuroMetrix, Inc. of our report dated February 9, 2017, except for the effects of the reverse stock split discussed in Note 13 to the financial statements, as to which the date is February 8, 2018, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 8, 2018